SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2003

SWS GROUP, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	No. 0-19483 (Commission File Number)	No. 75-2040825 (IRS employer Identification No.)

1201 ELM STREET, SUITE 3500

DALLAS, TEXAS 75270

(Address, including zip code, of principal executive office)

Registrants’ telephone number, including area code: 214-859-1800

Not applicable

(Registrant’s former name or address, if changed since last report)

Item 9. Regulation FD Disclosure and Item 12. Results of Operations and Financial Condition.

The information under this caption is furnished by the Company under Item 9 in place of Item 12 of Form 8-K in accordance with interim guidance provided by the Securities and Exchange Commission in Release No. 33-8216 issued March 27, 2003.

On April 23, 2003, SWS Group, Inc. (“SWS”) issued a press release regarding its results of operations for the quarter ended March 28, 2003.

The following information shall be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and shall be incorporated by reference in SWS’ filings under the securities Act of 1933, as amended:

For the quarter ended March 28, 2003, SWS reported a net loss of $710,000, or 4 cents per share, on revenues of $59.3 million for its third fiscal quarter ended March 28, 2003. In the same quarter a year ago, SWS earned $484,000, or diluted earnings per share of 3 cents, on revenues of $77.5 million.

For the first nine-months of fiscal 2003, SWS recorded a net loss of $171,000, or 1 cent per share, on revenues of $191.4 million, compared with net income of $3.2 million, or diluted earnings per share of 19 cents, on revenues of $255.9 million in the same period of the prior fiscal year.

The prior year’s third quarter included $4.3 million in gains on the sales of Knight Trading Group, Inc. (Nasdaq: NITE) common stock held as an investment by SWS. There were no sales of NITE in the quarter just ended. Additionally, the prior year quarter included $1.2 million in net earnings from Westwood Holdings Group (NYSE: WHG), the company’s asset management subsidiary that was spun-off to shareholders last June.

Fiscal-year-to-date transactions processed by Southwest Securities, Inc. totaled 20 million compared with 42 million in the prior year period. Book value per share was $14.57 compared with $16.67 a year ago. SWS Group did not buy back any of its stock during the quarter under a previously announced stock repurchase authorization.

The following information shall not be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended:

A copy of the press release issued by SWS on April 23, 2003 is attached hereto as Exhibit 99.1.

Item 7. EXHIBITS.

(c) Exhibits.

Exhibit 99.1 SWS Group, Inc. Press Release issued April 23, 2003.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWS GROUP, INC. Date: April 23, 2003

By:	/s/ KENNETH R. HANKS
Kenneth R. Hanks Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

99.1	SWS Group, Inc. Press Release issued April 23, 2003